Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE
between
U.S. BANCORP
and
DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Original Trustee
and
WILMINGTON TRUST COMPANY,
as Successor Trustee
DATED AS OF DECEMBER 29, 2005

supplementing that certain
Junior Subordinated Indenture
dated as of April 28, 2005,
as supplemented by that certain
First Supplemental Indenture
dated as of August 3, 2005

     SECOND SUPPLEMENTAL INDENTURE, dated as of December 29, 2005 (this “Supplemental Indenture”), among U.S. BANCORP, a Delaware corporation (hereinafter called the “Company”), having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as original Trustee (hereinafter called the “Original Trustee”) and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as successor Trustee (hereinafter called the “Successor Trustee”).
RECITALS
     WHEREAS, the Company and the Original Trustee have entered into that certain Junior Subordinated Indenture, dated as of April 28, 2005 (the “Base Indenture”), and that certain First Supplemental Indenture, dated as of August 3, 2005 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”); providing for the issuance from time to time of Securities;
     WHEREAS, the Original Trustee wishes to resign as Trustee with respect to all series of Securities in accordance with Section 6.10 of the Indenture;
     WHEREAS, the Company wishes to appoint the Successor Trustee as successor Trustee in accordance with Section 6.10(e) of the Indenture and the Successor Trustee wishes to accept such appointment;
     WHEREAS, pursuant to Section 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its 6.35% Income Capital Obligation NotesSM due 2065, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Original Trustee and the Successor Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.
     NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

SM	Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

ARTICLE I
DEFINITIONS
     Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.
     Section 1.2 In addition, the following terms used in this Supplemental Indenture have the following respective meanings:
     “APM Period” means the period commencing immediately upon the termination of an Extension Period consisting of 20 consecutive quarterly periods, and ending on the first Interest Payment Date on which the Company has paid all accrued and unpaid interest.
     “Base Indenture” has the meaning set forth in the Declarations.
     “Change in 1940 Act Law” means a change (including any announced proposed change) in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority.
     “Company” has the meaning set forth in the Declarations.
     “Eligible Equity” means (i) shares of the Company’s common stock (including treasury shares and shares of common stock sold pursuant to the Company’s dividend reinvestment plan and employee benefit plans), and/or (ii) shares of the Company’s perpetual non-cumulative preferred stock.
     “Eligible Equity Proceeds” means, for each Interest Payment Date, the net cash proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) received by the Company during the 180-day period prior to such Interest Payment Date from the sale or offering of Eligible Equity to persons that are not Affiliates of the Company.
     “First Supplemental Indenture” has the meaning set forth in the Declarations.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “ICONs” has the meaning set forth in Section 3.1(a) hereof.
     “Indenture” has the meaning set forth in the Declarations.
     “Investment Company Event” means the receipt by the Company and the Trust of an opinion of an independent counsel experienced in matters relating to investment companies (which opinion shall not have been rescinded), to the effect that, as a result of any Change in 1940 Act Law, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of

1940, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.
     “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:
     (a) trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Company’s Eligible Equity is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;
     (b) the Company would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Eligible Equity and the Company shall have failed to obtain that consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval (including, without limitation, failing to obtain the approval of the FRB for the issuance, offer and sale of Eligible Equity, if such approval is required by the FRB, after having notified the FRB of the commencement of the APM Period and sought such approval in accordance with Section 3.1(i) hereof); or
     (c) an event occurs and is continuing as a result of which the offering document for the offer and sale of the Company’s Eligible Equity would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at the time the event occurs, in the Company’s reasonable judgment, would have a material adverse effect on the Company’s business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate that transaction, provided that one or more events described in this subsection (c) shall not constitute a Market Disruption Event with respect to more than one Interest Payment Date.
     “MDE Certification” means an Officer’s Certificate of the Company delivered in advance of an Interest Payment Date certifying that:
     (a) a Market Disruption Event was existing after the immediately preceding Interest Payment Date; and
     (b) either (1) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such certification is provided or (2) the Market Disruption Event continued for only part of such period but the Company was unable after commercially reasonable efforts to raise sufficient Eligible Equity Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such MDE Certification is being delivered; and
identifying the type of Market Disruption Event that has occurred with respect to the applicable Interest Payment Date, and the date(s) on which such event occurred or existed.

     “Original Trustee” has the meaning set forth in the Declarations.
     “Pari Passu Securities” means (i) indebtedness (A) the terms of which provide that such indebtedness ranks equally with the ICONs and (B) that qualifies or is issued to financing vehicles issuing securities that qualify as Tier 1 capital of the Company under the capital guidelines of the FRB; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i)(B).
     “Regulatory Capital Event” means the reasonable determination by the Company that, as a result of: (1) any amendment to, or change (including any announced prospective change) in, the laws or any applicable regulation of the United States or any political subdivision; or (2) any official or administrative pronouncement or action or judicial decision for interpreting or applying such laws or regulations, which amendment or change is effective or pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk of impairment of the Company’s ability to treat the Capital Securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital adequacy guidelines of the FRB in effect and applicable to the Company.
     “Special Event” means a Tax Event, a Regulatory Capital Event or an Investment Company Event.
     “Successor Trustee” has the meaning set forth in the Declarations.
     “Supplemental Indenture” has the meaning set forth in the Declarations.
     “Tax Event” means the receipt by the Company or the Trust of an opinion of tax counsel (which may be the Company’s counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Property Trustee) experienced in such matters (which opinion shall not have been rescinded), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or any court, governmental agency or regulatory authority interpreting or applying such laws or regulations, there is more than an insubstantial risk that (1) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the ICONs; (2) interest payable by the Company on the ICONs is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or (3) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.
     “Trust” has the meaning set forth in Section 3.1(a) hereof.
     “Trust Agreement” has the meaning set forth in Section 3.1(a) hereof.

ARTICLE II
APPOINTMENT OF SUCCESSOR TRUSTEE
     Section 2.1. The Original Trustee hereby resigns as Trustee under the Indenture with immediate effect.
     Section 2.2. Pursuant to Section 6.10(e) of the Original Indenture, the Company hereby appoints the Successor Trustee as Trustee under the Indenture, the Company vests all the rights, powers, trusts and duties of the Original Trustee under the Indenture to the Successor Trustee.
     Section 2.3 The Company hereby represents and warrants to the Original Trustee and the Successor Trustee that:
     (a) The Indenture was validly and lawfully executed and delivered by the Company and the all Securities heretofore issued under the Indenture were validly issued by the Company pursuant to the Indenture.
     (b) The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.
     (c) No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 5.1 of the Indenture.
     (d) This Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
     (e) All conditions precedent relating to the appointment of the Successor Trustee as successor Trustee under the Indenture have been complied with by the Company.
     Section 2.4 The Original Trustee hereby confirms, assigns, transfers, delivers and conveys, as of the date hereof, to the Successor Trustee, as successor Trustee under the Indenture, upon the trusts expressed in the Indenture, without recourse, all rights, powers, trusts, privileges, duties and obligations, which the Original Trustee, as Trustee, now holds under and by virtue of the Indenture, and shall pay over to the Successor Trustee, any and all property and moneys held by the Original Trustee under and by virtue of the Indenture, subject to the lien provided by Section 6.7 of the Indenture, which lien the Original Trustee expressly reserves to the fullest extent necessary to secure the Company’s obligations under said section to the Original Trustee, which lien shall also secure the Company’s obligations under said section to the Successor Trustee.

     Section 2.5 The Original Trustee hereby represents and warrants to the Successor Trustee and the Company that:
     (a) The register in which it has registered Securities accurately reflects the amount of Securities issued and outstanding and the amounts payable thereon.
     (b) This Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Original Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
     (c) To the best knowledge of the Original Trustee, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 5.1 of the Indenture.
     Section 2.6 The Successor Trustee hereby represents and warrants to the Original Trustee and the Company that:
     (a) It is qualified and eligible under the provisions of Section 6.9 of the Indenture to accept its appointment as Trustee with respect to all series of Securities under the Indenture and hereby accepts the appointment as such Trustee.
     (b) This Supplemental Indenture has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
     (c) The Successor Trustee hereby accepts its appointment as successor Trustee under the Indenture and accepts the rights, powers, duties and obligations of the Original Trustee as Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture.
     Section 2.7 The parties hereto agree that the Successor Trustee’s execution and delivery of this Supplemental Indenture to the other parties hereto constitutes an instrument accepting such appointment within the meaning of Section 6.11 of the Indenture.
     Section 2.8 References in the Indenture to “Corporate Trust Office” shall be deemed to refer to the principal corporate trust office of Successor Trustee, which is presently located at 1100 North Market Street, Wilmington, Delaware 19890 Attention: Corporate Trust Department, or any other office of the Successor Trustee at which, at any particular time, its corporate trust business shall be principally administered.
     Section 2.9 The parties hereto agree that this Supplemental Indenture does not constitute an assumption by the Successor Trustee of any liability of the Original Trustee arising out of any breach by the Original Trustee in the performance of any of its duties as Trustee under the Indenture or by any representative of the Original Trustee.
     Section 2.10 The parties hereto agree that the Original Trustee shall not have any liability arising out of any breach by the Successor Trustee in the performance or non-

performance of any of its duties as Trustee under the Indenture or by any representative of the Successor Trustee.
     Section 2.11 The Company agrees to indemnify the Successor Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel) arising out of or in connection with the performance or non-performance of the Original Trustee of its duties under the Indenture, including the costs and expenses of defending itself against any claim or liability in connection therewith. This indemnification shall survive the termination of this Supplemental Indenture.
      Section 2.12 The Company agrees to indemnify the Original Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel) arising out of or in connection with the performance or non-performance of the Successor Trustee of its duties under the Indenture, including the costs and expenses of defending itself against any claim or liability in connection therewith. This indemnification shall survive the termination of this Supplemental Indenture.
ARTICLE III
TERMS OF SERIES OF SECURITIES
     Section 3.1. Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:
     (a) Designation. The Securities of this series shall be known and designated as the “6.35% Income Capital Obligation NotesSM due 2065” of the Company (the “ICONs”). The ICONs initially shall be issued to USB Capital VIII, a Delaware statutory trust (the “Trust”). The Trust Agreement for the Trust shall be the Second Amended and Restated Trust Agreement, dated as of December 29, 2005, among the Company, as Sponsor, Wilmington Trust Company, as Delaware Trustee and Property Trustee, and the Administrative Trustees named therein (the “Trust Agreement”). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of December 29, 2005, between the Company and Wilmington Trust Company, as Guarantee Trustee.
     (b) Aggregate Principal Amount. The maximum aggregate principal amount of the ICONs which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $444,587,650 (except for ICONs authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other ICONs pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture).
     (c) Denominations. The ICONs will be issued only in fully registered form, and the authorized minimum denomination of the ICONs shall be $25 principal amount and any integral multiple thereof.

SM	Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

     (d) Maturity. The principal amount of the ICONs shall be payable in full on December 29, 2065 subject to and in accordance with the provisions of the Indenture and this Supplemental Indenture.
     (e) Rate of Interest. The rate at which the ICONs shall bear interest will be 6.35% per annum; the date from which such interest shall accrue is December 29, 2005; the Interest Payment Dates (as defined in the Indenture) on which such interest shall be payable are March 29, June 29, September 29 and December 29 of each year, commencing March 29, 2006. Interest payments not paid when due will themselves accrue Additional Interest at the annual rate of 6.35% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.
     (f) To Whom Interest Payable. Interest will be payable to the person in whose name the ICONs are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of the ICONs shall be paid to the Person to whom principal is paid.
     (g) Option to Defer Interest Payments. Interest payments on the ICONs shall be subject to deferral to the extent and in the manner provided in Section 3.11 of the Indenture for one or more Extension Periods of up to twenty (20) consecutive quarterly periods. If the Company has deferred interest payments under this clause (g) for an Extension Period consisting of 20 consecutive quarterly periods, no interest will be due or payable on the Interest Payment Date relating to the last such quarterly period, provided, however that all accrued and unpaid interest (including any Additional Interest) will become due and payable on the next subsequent Interest Payment Date, subject to the Company’s right to further defer interest on any Interest Payment Date during an APM Period as described in clause (h) below. With respect to each Interest Payment Date, the Company shall deliver to the Trustee written notice of any optional deferral pursuant to this clause (g) at least ten and not more than sixty Business Days prior to such Interest Payment Date (which notice requirement shall be in lieu of, and not in addition to, the notice requirement described in the last sentence of the first paragraph of Section 3.11 of the Indenture, which shall not apply to the ICONs).
     (h) Deferral During APM Period. The Company shall have the right, at any time and from time to time during the term of the ICONs, to defer payment of interest due on any Interest Payment Date during an APM Period if the Company shall have delivered to the Trustee an MDE Certification with respect to such Interest Payment Date no more than 20 Business Days and no less than 10 Business Days in advance thereof, provided that the Company may not defer interest pursuant to this clause (h) on or after the maturity date of, or redemption date for, the ICONs, or if such deferral would result in the Company having failed to pay accrued interest in full on more than forty (40) consecutive Interest Payment Dates.

     (i) FRB Approvals. The Company shall notify the FRB prior to or promptly after the commencement of an APM Period and shall seek the approval of the FRB if and when required from time to time for the issuance, offer or sale of Eligible Equity and the application of the related proceeds as described in clause (k) below.
     (j) Payment of Deferred Interest. The Company shall not pay on any Interest Payment Date interest that has accrued on the ICONs during the quarterly interest period immediately preceding such Interest Payment Date, unless the Company pays therewith all accrued and unpaid interest (including any Additional Interest) at such time outstanding on the ICONs, including without limitation interest that has been deferred pursuant to clause (g) or clause (h) above.
     (k) Limitation on Source of Payment of Interest During APM Period. On any Interest Payment Date during an APM Period, the Company covenants not to pay any accrued and unpaid interest on the ICONs except on an Interest Payment Date and except in an aggregate amount for each Interest Payment Date that does not exceed the Eligible Equity Proceeds with respect to such Interest Payment Date raised by the Company pursuant to clause (l) below.
     (l) Obligation After Five Years of Optional Deferral. With regard to each Interest Payment Date during any APM Period (other than the Interest Payment Date for which the Company’s failure to pay accrued and unpaid interest triggered the APM Period), except any Interest Payment Date for which the Company has delivered a timely MDE Certification pursuant to clause (h) above, the Company covenants to issue and sell Eligible Equity in an amount that will generate sufficient Eligible Equity Proceeds to enable the Company to pay all accrued and unpaid interest on the Notes in full on such Interest Payment Date in accordance with clause (k) above. The Company covenants to apply all Eligible Equity Proceeds raised pursuant to this clause (l) to the payment of accrued and unpaid interest on the applicable Interest Payment Date until all accrued and unpaid interest shall have been paid in full.
     (m) Events of Default. An Event of Default as defined in the Indenture shall be an Event of Default with respect to the ICONs, provided that the nonpayment of interest for so long as and to the extent that interest is permitted to be deferred pursuant to clauses (g) and (h) above shall not be deemed to be a default in the payment of interest for the purposes of Section 5.1(1) of the Indenture and shall not otherwise be deemed an Event of Default with respect to the ICONs. For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the ICONs or the holders of the Capital Securities under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the ICONs shall be an Event of Default (including, without limitation, (i) the payment of interest at any time from a source other than Eligible Equity Proceeds in breach of the covenant of the Company under clause (k) above or (ii) the failure to raise or apply Eligible Equity Proceeds in breach of the covenants of the Company under clause (l) above), except those that are specifically identified as an Event of Default under the Indenture.

     (n) Location of Payment. Payment of the principal of (and premium, if any) and interest on the ICONs will be made at the corporate trust office of the Successor Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where the ICONs may be presented or surrendered for payment and the office where the ICONs may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the ICONs and the Indenture may be served shall be the Corporate Trust Office. The Successor Trustee shall act as Paying Agent.
     (o) Redemption. The ICONs are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture and subject to the Company having received prior approval from the FRB if then required under applicable capital guidelines or policies of the FRB, at 100% of their principal amount plus accrued and unpaid interest (1) in whole or in part, on one or more occasions at any time on or after December 29, 2010, or (2) in whole at any time if a Special Event has occurred and is continuing and the Company cannot cure the Special Event by some reasonable action, in which case the Company may redeem the ICONs within 90 days following the occurrence of the Special Event.
     (p) Sinking Fund. The ICONs shall not be subject to any sinking fund or analogous provisions.
     (q) Forms. The ICONs shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Trust Agreement shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.
     (r) Subordination. The subordination provisions of Article XIII of the Indenture shall apply; provided, however, that for the purposes of the ICONs (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior and Subordinated Debt” in the Indenture is hereby amended in its entirety to read as follows:
“’Senior and Subordinated Debt’ means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company (including, for these purposes and without limitation, obligations associated with commodity contracts, interest rate and foreign exchange contracts, forward contracts related to mortgages and other derivative products), whether incurred on or prior to the date of this Indenture or thereafter incurred, provided, however, that Senior and Subordinated Debt shall not include Pari Passu Securities.”
     (s) Dividend Stopper. During any Extension Period or APM Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock (which includes common and preferred stock), (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the ICONs or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the ICONs, other than in the case of each of clauses (i), (ii) and (iii)(A) dividends or distributions in Common Stock of the Company, (B) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (C) payments under the Guarantee with respect to the Capital Securities of the Trust and (D) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefits plans for its directors, officers or employees.
ARTICLE IV
MISCELLANEOUS
     Section 4.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.
     Section 4.2. The Article headings herein are for convenience only and shall not effect the construction hereof.
     Section 4.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
     Section 4.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 4.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.
     Section 4.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     Section 4.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
* * * *

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

U.S. BANCORP

		By:	/s/ Daryl N. Bible

		Its:	Executive Vice President and Treasurer

Attest:

By	/s/ Laura F. Bednarski

Its	Assistant Secretary

DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION
as Original Trustee

		By:	/s/ Jason Concavage

		Its:	Trust Officer

Attest:

By	/s/ Nicole Poole

Its	Vice President

WILMINGTON TRUST COMPANY,
as Successor Trustee

		By:	/s/ Denise M. Geran

		Its:	Vice President

Attest:

By	/s/ Christopher J. Slaybaugh

Its	Assistant Secretary

Annex A — Form of ICONS
U.S. BANCORP
6.35% Income Capital Obligations NotesSM due 2065
No. •
$
CUSIP No. 902973 AN 6
     U.S. BANCORP, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay Wilmington Trust Company, as Property Trustee of USB CAPITAL VIII, or registered assigns, the principal sum of                      dollars ($                    ) on December 29, 2065. The Company further promises to pay interest on said principal sum from December 29, 2005 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 29, June 29, September 29 and December 29 of each year, commencing March 29, 2006, at the rate of 6.35% per annum, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded quarterly. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month period and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Property Trustee or the principal offices of the Property Trustee under the Trust Agreement hereinafter referred to for USB CAPITAL VIII, is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this

SM	Income Capital Obligation Notes is a service mark of Merrill Lynch & Co., Inc.

Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more full provided in said Indenture.
     So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time during the term of this Security to defer payment of interest on this Security for up to twenty consecutive quarterly interest payment periods with respect to each deferral period (each an “Extension Period”), but shall (subject to its rights to further defer interest on Interest Payment Dates during an APM Period as described in the Indenture) pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law, compounded quarterly at the rate specified in this Security) on the first Interest Payment Date following the termination of such Extension Period; provided, however, that no Extension Period shall extend beyond the Stated Maturity of the principal of this Security. Upon termination of any such Extension Period and upon the payment of all accrued and unpaid interest (including any Additional Interest) then due, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period except on the first Interest Payment Date thereafter.
The Company also shall have the right, at any time and from time to time during the term of this Security, to defer payment of interest due on any Interest Payment Date during an APM Period (as defined in the Indenture), subject to certain limitations described in the Indenture, if the Company shall have delivered to the Trustee an MDE Certification (as defined in the Indenture) with respect to such Interest Payment Date as described in the Indenture, provided that the Company may not so defer interest on or after the maturity date of, or redemption date for, this Security, or if such deferral would result in the Company having failed to pay accrued interest in full on more than forty consecutive Interest Payment Dates. On any Interest Payment Date during an APM Period, the Company covenants not to pay any accrued and unpaid interest on this Security except on an Interest Payment Date and except in an aggregate amount for each Interest Payment Date that does not exceed the Eligible Equity Proceeds (as defined in the Indenture) raised by the Company as described in the Indenture.
The Company shall not pay on any Interest Payment Date interest that has accrued on this Security during the quarterly interest period immediately preceding such Interest Payment Date, unless the Company pays therewith all accrued and unpaid interest (including any Additional Interest) at such time outstanding on this Security, including without limitation accrued and unpaid interest that has been deferred pursuant to the provisions described in the preceding two paragraphs.
During any such Extension Period or APM Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to this Security or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Security (other than (a) dividends or distributions in Common Stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee with respect to the Capital Securities of the Trust and (d) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefits plans for its directors, officers or employees).
     Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.
     The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior and Subordinated Debt (as such definition is modified in the Second Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior and Subordinated Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
     Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

U.S. Bancorp
By:
Name:
Title:

Attest:

Assistant Secretary

Dated: December 29, 2005

REVERSE OF SECURITY
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of April 28, 2005, as supplemented by the First Supplemental Indenture, dated as of August 3, 2005, and a Second Supplemental Indenture, dated as of December 29, 2005 (herein together called the “Indenture”), between the Company and Wilmington Trust Company (as successor to Delaware Trust Company, National Association), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $444,587,650 issuable on one or more occasions.
     All terms used in this Security that are defined in the Indenture or in the Second Amended and Restated Trust Agreement, dated as of December 29, 2005 (the “Trust Agreement”), for USB CAPITAL VIII, among U.S. Bancorp, as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.
     The Company may at any time, at its option, on or after December 29, 2010, and subject to the terms and conditions of Article XI of the Indenture and Section 3.1(o) of the Second Supplemental Indenture, and subject to prior approval by the Board of Governors of the Federal Reserve System if then required, redeem this Security in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest including Additional Interest, if any, to the Redemption Date.
     Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or a Regulatory Capital Event in respect of a Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event, Investment Company Event or Regulatory Capital Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date.
     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company of certain conditions set forth in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the

Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this Security and of any Security issued upon the registration and transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture and Section 3.1(r) of the Second Supplemental Indenture.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this

Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     The Securities of this series are issuable only in registered form without coupons in denominations of $25 and in any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.
     The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.
     THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     This is one of the Securities referred to in the mentioned Indenture.

Wilmington Trust Company, as Trustee
By:
Authorized Signatory

Dated: December 29, 2005